Exhibit 5.1

September 29, 2017

Innovative industrial properties, inc.

11440 West Bernardo Court, Suite 220

San Diego, California 92127

Re:	Registration Statement on Form S-11

Ladies and Gentlemen:

We are acting as counsel to Innovative Industrial Properties, Inc., a Maryland corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a Registration Statement on Form S-11 (as amended, the “Registration Statement”) as initially filed with the Securities and Exchange Commission (the “Commission”) on September 29, 2017, of the offering by the Company of up to $33,062,500 of Series A Cumulative Redeemable Preferred Stock, $0.001 par value per share (the “Series A Preferred Stock”), of the Company (the “Offered Shares), all of which Offered Shares are to be sold by the Company pursuant to the proposed form of Underwriting Agreement among the Company and the underwriters named therein filed as Exhibit 1.1 to the Registration Statement (the “Underwriting Agreement”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.       The Amended and Restated Articles of Incorporation of the Company (the “Charter”), including, without limitation, the Articles Supplementary relating to the Series A Preferred Stock (the “Articles Supplementary”) certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

2.       The Bylaws of the Company, certified as of the date hereof by the Secretary of the Company;

3.       Resolutions adopted by the Board of Directors of the Company (the “Board”) or a duly authorized committee thereof relating to the registration, sale and issuance of the Offered Shares, certified as of the date hereof by the Secretary of the Company;

4.       A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

Innovative industrial properties, inc.

September 29, 2017

5.       A certificate executed by an officer of the Company, dated as of the date hereof; and

6.       Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.       Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so, and that each of the parties executing any of the Documents have duly and validly done so.

2.       Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.       All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete. There has been no oral or written modification or amendment to the Documents, or waiver of any provision of the Documents, by action or omission of the parties or otherwise.

4.       The Offered Shares will not be issued or transferred in violation of any restriction or limitation on transfer or ownership of shares of stock of the Company contained in Section 5.7 of the Charter or Section 9 of the Articles Supplementary.

5.       The Company will issue the Offered Shares in accordance with the resolutions of the Board and, prior to the issuance of any Offered Shares, the Company will have available for issuance, under the Charter, the requisite number of authorized but unissued shares of Series A Preferred Stock. As of the date hereof, the Company has available for issuance, under the Charter, the requisite number of authorized but unissued shares of Series A Preferred Stock for the issuance of the Offered Shares.

Innovative industrial properties, inc.

September 29, 2017

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that, following (i) the execution and delivery by the Company of the Underwriting Agreement, (ii) payment for the Offered Shares as contemplated by the resolutions of the Board and pursuant to the terms of the Underwriting Agreement and (iii) effectiveness of the Registration Statement, the Offered Shares will be duly authorized, validly issued, fully paid and non-assessable.

The foregoing opinion is limited solely to the Maryland General Corporation Law, as amended, and we do not express any opinion herein concerning any other laws, statutes, ordinances, rules, or regulations. We express no opinion as to compliance with the securities (or “blue sky”) laws of the State of Maryland. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

This opinion is issued as of the date hereof, and we assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof. This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Foley & Lardner LLP